Schedule A

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of April 1, 2015,

between

Fidelity Investments Money Management, Inc.

and

FMR Investment Management (U.K.) Limited

Fidelity Garrison Street Trust	Fidelity Money Market Central Fund	Money Market	06/19/2008
Fidelity Garrison Street Trust	VIP Investment Grade Central Fund	Fixed Income	06/19/2008
Fidelity Merrimack Street Trust	Fidelity Corporate Bond ETF	Fixed Income	09/18/2014
Fidelity Merrimack Street Trust	Fidelity Limited Term Bond ETF	Fixed Income	09/18/2014
Fidelity Merrimack Street Trust	Fidelity Low Duration Bond Factor ETF	Fixed Income	03/08/2018
Fidelity Merrimack Street Trust	Fidelity Total Bond ETF	Fixed Income	09/18/2014
Fidelity Revere Street Trust	Fidelity Cash Central Fund	Money Market	06/19/2008
Fidelity Revere Street Trust	Fidelity Municipal Cash Central Fund	Money Market	06/19/2008
Fidelity Revere Street Trust	Fidelity Securities Lending Cash Central Fund	Money Market	06/19/2008
Fidelity Revere Street Trust	Fidelity Tax-Free Cash Central Fund	Money Market	06/19/2008

Agreed and Accepted

as of December 5, 2018

Fidelity Investments Money Management, Inc.	FMR Investment Management (U.K.) Limited

By:  /s/Christopher J. Rimmer

By:  /s/Mark Flaherty

Name:

Christopher J. Rimmer

Name:

Mark Flaherty

Title:

Treasurer

Title:

Director